Exhibit (a)(10)

Screenshot of Election Confirmation Statement

FORM OF ACKNOWLEDGEMENT OF RECEIPT OF ELECTION FORM

KLA-Tencor Corporation has received your Election Form dated Mar 01, 2007 PST, by which you made the following elections with respect to your Eligible Options:

Grant Date Option Number Exercise Price Per Share Total Number of Shares Subject to Outstanding

Option Number of Shares Subject to Portion Qualifying as Eligible Option Actual Grant Date Fair Market Value of KLA-Tencor Common Stock on Actual Grant Date Amend Entire Eligile Portion?

April 04, 2001 035915 32.75 519 139 June 12, 2001 57.81 Y

October 02, 2001 040829 29 31 2,250 11825 October 25, 2001 45 25 Y

November 08, 2002 047927 37.05 1,000 584 November 08, 2002 37 43 Y

November 10, 2002 030231 26.25 519 96 December 05, 2002 32.88 Y

September 16, 2004 073284 39.34 6,000 6,000 September 17,2004 39.89 Y

September 16, 2004 076181 39.34 3,000 3,000 September 17, 2004 39.89 Y

If you change your mind, you may change your elections with respect to your Eligible Options by accessing the Offer website at https://kla.equity benenefits.com and completing a new Election Form before 11:59 p.m., Pacific Time on March 27, 2007. Any questions or requests for assistance should be directed to Tracy Laboy at (408) 875-7131 or tracy.laboy@kla-tencor.com.

Please note that our receipt of your Election Form is not by itself an acceptance of the Eligible Option. For purposes of the Offer, KLA-Tencor will be deemed to have accepted those Eligible Options properly tendered pursuant to the Offer and not otherwise withdrawn only when KLA-Tencor gives written or electronic notice to the option holders generally of its acceptance of such options. Such notice may be made by press release, email or other method of communication, KLA-Tencor’s formal acceptance is expected to take place immediately following the expiration date of the Offer.